UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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68 South Service Road, Suite 230
Melville, New York 11747

November 1, 2006

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the “Company”). The meeting will be held at 10:00 a.m. on December 5, 2006 at our corporate headquarters located at 68 South Service Road, Melville, New York 11747. Copies of the Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

I believe that the annual meeting provides an excellent opportunity for stockholders to become better acquainted with the Company and its directors and officers. I hope that you will be able to attend and I look forward to greeting as many stockholders as possible.

It is important that your shares are voted at this meeting. Whether or not you are able to attend in person, the prompt execution and return of your enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the internet or by telephone will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitations. (Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.) If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

68 South Service Road, Suite 230
Melville, NY 11747

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on December 5, 2006

PLACE	Comtech Telecommunications Corp. (the “Company”) 68 South Service Road, Lower Level Auditorium Melville, NY 11747

ITEMS OF BUSINESS	(1) To elect one director.

(2)

To approve an amendment to the Company’s 2000 Stock Incentive Plan to permit the Company to claim tax deductions under Section 162(m) of the Internal Revenue Code for cash incentive awards earned and paid under the Plan and to re-approve the material terms of the performance goals used for performance awards (including equity-based awards and cash incentive awards).

(3) To ratify the selection of the Company’s independent registered public accounting firm for the current fiscal year.

(4) To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that the Stockholders vote “for” Proposals 1, 2 and 3 to be presented to Stockholders at the 2006 Annual Meeting.

RECORD DATE	All Stockholders are invited to attend the meeting. In order to vote, you must have been a stockholder at the close of business on October 6, 2006.

PROXY VOTING

It is important that your shares be represented at the meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the meeting in person. Please complete, sign, date and mail the enclosed proxy in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the internet or by telephone. (Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.)

By Order of the Board of Directors,

Patrick O’Gara
Secretary
November 1, 2006

2006 ANNUAL MEETING
PROXY STATEMENT

ABOUT THE PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Comtech Telecommunications Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on December 5, 2006, and at any adjournment thereof (the “Annual Meeting”). It may be revoked at any time before exercise by delivering a written notice of revocation to the Secretary of the Company, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Each proxy will be voted in accordance with the stockholder’s instructions. If no directions are specified, the proxies will be voted for the nominee for election as director and in favor of the matters set forth in the accompanying Notice of Annual Meeting. A stockholder may choose to strike the names of the proxy holders named in the enclosed proxy and may insert other names.

Only stockholders of record of the Company’s Common Stock, par value $.10 (the “Common Stock”), at the close of business on October 6, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof, with each holder having one vote per share. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any reason germane to the Annual Meeting, during ordinary business hours during the ten days prior to the Annual Meeting at the Company’s offices, 68 South Service Road, Suite 230, Melville, New York 11747. As of the Record Date, approximately 23,017,841 shares of Common Stock were outstanding. It is anticipated that the mailing to Stockholders of this Proxy Statement and the enclosed proxy will commence by November 1, 2006.

The presence, in person or by proxy, of the holders of record at the close of business on the Record Date of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. A director will be elected by a plurality of the votes cast (i.e., the nominee receiving the greatest number of votes will be elected as director). Stockholder approval of the amendment to the 2000 Stock Incentive Plan to permit the Company to claim tax deductions under Section 162(m) of the Internal Revenue Code for cash incentive awards earned and paid under the Plan, the re-approval of the material terms of the performance goals used for performance awards (including equity-based awards and cash incentive awards) and the ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote on such proposals.

Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) with respect to any proposal will be counted for purposes of determining the presence or absence of a quorum. Abstentions also will be counted in determining the number of shares present and entitled to vote on such proposal, but broker non-votes are not counted as entitled to vote thereon. Therefore, abstentions will have the effect of a vote against a proposal and broker non-votes will have no effect on the outcome of the vote on a proposal.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

To the Company’s knowledge, the following persons beneficially own more than 5% of the Company’s outstanding Common Stock, its only outstanding class of voting securities, as of October 6, 2006. The number of shares beneficially owned by each stockholder is as of the date indicated in the footnote, although the percentage is calculated assuming the stockholder beneficially owned that number of shares on October 6, 2006. Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Lord Abbett & Co. LLC (1) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	3,378,055	14.7

Paradigm Capital Management, Inc. (2) 9 Elk Street Albany, NY 12207-1002	1,794,489	7.8

Friess Associates LLC (3) 115 E. Snow King Jackson Hole, WY 83001	1,167,700	5.1

(1)	The information is based upon a Form 13F filed by Lord Abbett & Co. LLC with the Securities and Exchange Commission reporting beneficial ownership as of June 30, 2006.

(2)	The information is based upon a Form 13F filed by Paradigm Capital Management, Inc. with the Securities and Exchange Commission reporting beneficial ownership as of June 30, 2006.

(3)	The information is based upon a Form 13F filed by Friess Associates LLC with the Securities and Exchange Commission reporting beneficial ownership as of June 30, 2006.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of the Company’s Common Stock of each of the directors, each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”) and all directors and executive officers as a group. Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

Name	Shares Beneficially Owned October 6, 2006 (1)	Percent of Class

George Bugliarello	36,180	*
Richard L. Goldberg	39,875	*
Edwin Kantor	48,750	*
Ira Kaplan	28,625	*
Gerard R. Nocita	21,875	*
Fred Kornberg	622,124	2.7
Robert G. Rouse	156,000	*
Richard L. Burt	254,985	1.1
Robert L. McCollum	146,375	*
Daniel S. Wood	18,000	*
All directors and executive officers as a group (11 persons)	1,409,797	5.9

* Less than one percent

(1)

Includes the following shares of Common Stock with respect to which such persons have the right to acquire beneficial ownership within sixty days from such date: Dr. Bugliarello 3,125 shares; Mr. Goldberg 36,875 shares; Mr. Kantor 43,250 shares; Mr. Kaplan 25,625 shares; Mr. Nocita 21,875 shares; Mr. Kornberg 239,290 shares; Mr. Rouse 144,750 shares; Mr. Burt 93,375 shares; Mr. McCollum 94,250 shares; Mr. Wood 18,000 shares; and all directors and officers as a group 753,220 shares. These respective shares were deemed to be outstanding for purposes of calculating the respective percentages owned.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Corporate Governance Guidelines

Our business is managed with the oversight of our Board of Directors, in accordance with the Delaware General Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman of the Board and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

The Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation of our corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. The Board has determined that five of its six directors have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board has determined that each of these five directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules.

Committees of the Board of Directors

During the past fiscal year, the Audit Committee of the Board of Directors held five meetings. The functions of the Committee include engaging the independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with the Company’s independent registered public accounting firm, overseeing the Company’s internal audit function, reviewing the Company’s internal accounting controls and approving services to be performed by the Company’s independent registered public accounting firm and related fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the NASDAQ listing standards and under applicable rules of the Securities and Exchange Commission. The Board of Directors has determined that Gerard R. Nocita, Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules, based on his education, background and experience. This Committee’s Charter is available on the Company’s website at www.comtechtel.com, under the link for “Investor Relations.”

The Executive Compensation Committee of the Board of Directors considers and authorizes remuneration arrangements for executive officers of the Company. The Committee also constitutes the Stock Option Committee of the Board of Directors, which administers the Company’s stock option plans. The Committee held five meetings during the past fiscal year.

The Nominating Committee identifies and evaluates candidates for election as members of the Board of Directors and reports its findings to the full Board. In seeking and evaluating prospective members of the Board, the Nominating Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting, and technology related to the Company’s businesses. The Committee believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members. The Board of Directors has determined that all members of the nominating committee are independent as defined by NASDAQ listing standards. This Committee’s Charter is available on the Company’s website at www.comtechtel.com, under the link for “Investor Relations.”

Candidates are typically identified by other Board members or in Board-member discussions with third parties, and the Committee will consider individuals recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747. Candidates recommended by stockholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources. The Nominating Committee did not hold any meetings during the past fiscal year.

The Executive Committee of the Board of Directors did not hold any meetings during the past fiscal year. Except as limited by law, the Executive Committee has the authority to act upon all matters requiring Board approval.

Board of Directors Meetings

The Board of Directors held six meetings during the past fiscal year, including regularly scheduled and special meetings. All of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by submitting an email to info@comtechtel.com or by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded.

Annual Meeting Attendance

We have adopted a policy for attendance by the Board of Directors at our annual meeting of stockholders, which encourages directors, if practicable and time permitting, to attend our annual meeting of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast). All directors attended our 2005 Annual Meeting of Stockholders in person.

CODE OF ETHICS

Comtech has adopted a written Standards of Business Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and to all its other employees. These standards are a guide to help ensure that all our employees live up to our high ethical standards. A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com.

We intend to post on our website, as required, any amendment to or waiver from any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the executive officers whose compensation is required to be disclosed pursuant to Securities and Exchange Commission regulations (collectively, the “Named Executive Officers”).

Summary Compensation Table for the Fiscal Years Ended July 31, 2006, 2005 and 2004

		Annual Compensation				Long Term Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options (# of Shares)	All Other Compensation(9)

Fred Kornberg (1)	2006	$575,000	$2,597,219	$99,346	(4)	105,000	$2,000
Chairman, Chief Executive	2005	505,000	1,935,346	83,382	(4)	157,500	2,000
Officer and President	2004	475,000	1,198,300	97,454	(4)	157,500	2,000

Robert G. Rouse (2)	2006	340,000	1,113,094	11,854	(5)	45,000	2,000
Executive Vice President and	2005	300,000	705,000	3,528	(5)	60,000	2,000
Chief Operating Officer	2004	285,000	403,115	2,341	(5)	60,000	2,000

Richard L. Burt (3)	2006	320,000	285,000	7,562	(6)	30,000	2,000
Senior Vice President;	2005	300,000	352,895	5,029	(6)	60,000	2,000
President of Comtech Systems, Inc.	2004	280,000	302,215	4,343	(6)	56,250	2,000

Robert L. McCollum (3)	2006	340,000	750,000	24,717	(7)	20,000	2,000
Senior Vice President; President of	2005	320,000	615,000	29,769	(7)	60,000	2,000
Comtech EF Data Corp.	2004	280,000	509,081	21,269	(7)	56,250	2,000

Daniel S. Wood (3) (10)	2006	250,000	290,000	22,182	(8)	30,000	2,000
President of Comtech Mobile	2005	138,750	100,000	14,775	(8)	30,000	1,792
Datacom Corporation

(1)

Mr. Kornberg is employed pursuant to an agreement which was amended and restated in June 2003 and which provides, among other things, for his employment until July 31, 2008; provided, however, that the employment period shall be automatically extended for successive two year periods unless either party gives notice of non-extension to the other at least six months in advance of the then scheduled termination date. The current base salary under the agreement has been set by the Board of Directors at $625,000 per annum. The base salary may be increased from time to time by the Board of Directors. The agreement also provides for incentive compensation in an amount not to exceed the base salary, equal to 3.5% of the Company’s pre-tax income, plus such additional amounts as the Board of Directors may from time to time determine. If Mr. Kornberg voluntarily terminates his employment with the Company other than after a Change in Control (as defined in his employment agreement), or if the Company terminates his employment for cause, he will forfeit his right to receive accrued but unpaid incentive compensation. If a Change in Control of the Company occurs, Mr. Kornberg is entitled to terminate his employment and receive a lump sum payment (subject to possible adjustments to avoid the characterization of the payment as excess parachute payments and the consequent imposition of taxes under Sections 280G and 4999 of the Internal Revenue Code (the “Code”)), equal to the sum of (i) his then base salary for the balance of the employment period or three times his base salary, whichever is greater, (ii) accrued but unpaid incentive compensation with respect to prior fiscal years and (iii) if he so elects, the market value less the applicable exercise price, of any stock option then held by him. The aggregate of (i), (ii) and (iii), as of October 6, 2006, would have been approximately $11,700,000 assuming no reduction to avoid characterization of payments as excess parachute payments. The Company would not be entitled to tax deductions for a portion of the payments to Mr. Kornberg in these circumstances if they are deemed to constitute parachute payments under Code Section 280G. Mr. Kornberg would also be entitled to receive benefits under the Company’s benefit plans, or substantially equal benefits, for the remainder of the employment period. Payments under this agreement will be made only in compliance with Code Section 409A.

(2)

Mr. Rouse is employed pursuant to an agreement which was amended and restated in June 2003 and which provides, among other things, for his employment until July 31, 2007; provided, however, that the employment period shall be automatically extended for successive one year periods unless either party gives notice of non-extension to the other at least three months in advance of the then scheduled termination date. The current base salary under the agreement has been set by the Board of Directors at $370,000 per annum. The base salary may be increased from time to time by the Board of Directors. The agreement also provides for incentive compensation, in an amount not to exceed his base salary, equal to 1.5% of the Company’s pre-tax income, plus such additional amounts as the Board of Directors may from time to time determine. If the Company terminates Mr. Rouse’s employment other than for cause, disability or Change in Control (as defined in his employment agreement), Mr. Rouse is entitled to receive (i) any accrued but unpaid compensation, (ii) benefits under the Company’s benefit plans and (iii) as severance, continued payment of his then annual base salary through the expiration of his employment period, subject to reductions under certain circumstances as described in the employment agreement. If the Company terminates Mr. Rouse’s employment or if Mr. Rouse voluntarily terminates his employment, in certain circumstances, due to a Change in Control, Mr. Rouse is entitled to receive a lump sum equal to 299% of his then annual base salary. Payments under this agreement will be made only in compliance with Code Section 409A.

(3)

Mr. Burt, Mr. McCollum and Mr. Wood are eligible to receive, in addition to their respective base compensation amounts, a percentage of the relevant subsidiary’s or subsidiaries’ pre-tax profits based principally upon the attainment of various goals plus such additional amounts, if any, as the Executive Compensation Committee may from time to time determine. These goals, which include target levels of operating profit, customer orders and cash flow, are developed by the Company’s Chief Executive Officer and Chief Operating Officer and submitted to the Executive Compensation Committee for its approval.

(4)

Represents $24,579, $18,641 and $11,621 for term life insurance; $33,217, $27,219 and $36,529 for unused vacation time paid out; $6,550, $7,384 and $11,804 for automobile allowance; and $35,000, $30,138 and $37,500 for financial planning services, in fiscal years 2006, 2005 and 2004, respectively.

(5)

Represents $758, $631 and $631 for term life insurance; $8,613, $0 and $0 for unused vacation time paid out; and $2,483, $2,897 and $1,710 for automobile allowance, in fiscal years 2006, 2005 and 2004, respectively.

(6)	Represents $7,562, $5,029 and $4,343 for term life insurance, in fiscal years 2006, 2005 and 2004, respectively.

(7)

Represents $5,640, $5,307 and $4,500 for term life insurance; $13,077, $18,462 and $10,769 for unused vacation time paid out; and $6,000, $6,000 and $6,000 for automobile allowance, in fiscal years 2006, 2005 and 2004, respectively.

(8)	Represents $6,000 and $1,615 for automobile allowance; and $16,182 and $13,160 for housing expense, in fiscal years 2006 and 2005, respectively.

(9)	All amounts in this column represent 401(k) matching contributions.

(10)	Mr. Wood joined the Company in October 2004.

OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2006

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

					5%	10%

Fred Kornberg	105,000	14.87%	$35.90	8/2/10	$1,041,443	$2,301,317

Robert G. Rouse	45,000	6.37%	35.90	8/2/10	446,333	986,279

Richard L. Burt	30,000	4.25%	35.90	8/2/10	297,555	657,519

Robert L. McCollum	20,000	2.83%	35.90	8/2/10	198,370	438,346

Daniel S. Wood	30,000	4.25%	35.90	8/2/10	297,555	657,519

(1)

The options have five-year terms and become exercisable in installments over a three year period at a rate of 25% effective on the first and second anniversaries of the date of grant and 50% on the third anniversary of the date of grant. The options granted to Mr. Kornberg are subject to accelerated vesting in the event of a Change in Control and in the event of termination of the executive’s employment in certain circumstances.

(2)	The exercise price was equal to the fair market value on the date the options were granted.

(3)

In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of Comtech’s Common Stock appreciates from the date of grant over a period of five years at the annualized rates of five and ten percent, respectively. If the stock price has not increased above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

AGGREGATE OPTION EXERCISES IN
FISCAL YEAR ENDED JULY 31, 2006
AND OPTION VALUES AS OF JULY 31, 2006

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at July 31, 2006		Value of Unexercised In- the-Money Options at July 31, 2006 (2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Fred Kornberg	16,900	$497,431	122,600	402,000	$2,348,185	$5,168,970
Robert G. Rouse	—	—	89,250	167,250	1,820,678	2,197,298
Richard L. Burt	—	—	48,000	137,625	930,041	1,858,774
Robert L. McCollum	—	—	50,250	194,000	973,500	3,606,090
Daniel S. Wood	—	—	6,000	54,000	47,745	190,980

(1)	“Value Realized” is calculated by determining the difference between the fair market value of the Common Stock on the date the options are exercised and the exercise price of the options.

(2)	“In-the-Money Options” would be options outstanding at July 31, 2006 for which the fair market value of the Common Stock on such date ($27.76) exceeded the exercise price of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2006 with respect to compensation plans under which equity securities of Comtech Telecommunications Corp. may be issued. All equity securities to be issued under the plans are with respect to Common Stock.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	2,919,242	$15.99	2,151,375 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	2,919,242	$15.99	2,151,375

(1)

Includes 440,149 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan. There are 1,711,226 shares remaining available for issuance under the 2000 Stock Incentive Plan that may be issued other than in connection with options, warrants and rights.

COMPENSATION OF DIRECTORS

Each Director who is not an employee of the Company receives an annual retainer of $37,500 and the Chairman of the Audit Committee receives an additional annual retainer of $12,500. Under the Company’s 2000 Stock Incentive Plan, each director who is not an employee of the Company receives an option grant to purchase: (i) 4,500 shares of Common Stock as of the date the director begins service on the Board and (ii) 12,500 shares of Common Stock on each August 1st. The exercise price of all such options is equal to the stock’s fair market value on the date of grant. The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change in control.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has furnished the following report, which describes the Committee’s compensation policies applicable to the Company’s executive officers and provides specific information regarding the compensation of the Company’s Chief Executive Officer. The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filings.

Compensation Policies. The principal goal of the Company’s compensation program as administered by the Committee is to help the Company attract, motivate and retain the executive talent required to develop and achieve the Company’s strategic and operating goals with a view to maximizing stockholder value. A major portion of executives’ total compensation is at risk in the form of an annual incentive and stock option awards. Annual incentives reward the achievement of specific financial and performance goals, and stock options create compensation opportunities intended to align management’s interests with those of our stockholders. Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

The Committee considers information regarding competitive levels of compensation in determining the form and amounts of compensation opportunities under the Company’s program. The Committee has considered both general market information and compensation information focused on competitive companies. These competitive companies were selected based on size, performance, comparable business activities, and with a view toward the market for executive talent in which the Company competes. In general, the Committee intends that the total compensation opportunity of an executive for target levels of performance will be competitive with market levels of compensation. However, pay opportunities for specific individuals vary based on skills, experience and assessments with respect to individual performance. The Committee does not precisely benchmark each executive’s compensation to market levels on an annual basis, but does review market information and from time to time makes adjustments to a given executive’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

The key elements of the executive compensation program and the objectives of each element are as follows:

Base Salary. Base salaries paid to the Company’s executive officers are intended to be competitive with those paid to executives holding comparable positions in the marketplace. The base salary provides a non-performance-based component of compensation that is certain as to the amount and timing of payment. However, individual performance and the performance of the Company or the applicable operating subsidiary or subsidiaries are considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on the attainment of individual goals in a manner consistent with operating and financial performance.

Bonuses. Annual cash bonuses are intended to motivate performance by creating the potential to earn annual incentive awards that are contingent upon personal and business performance. Bonuses are paid to the Company’s executive officers who are subsidiary presidents pursuant to annually developed incentive compensation plans for subsidiary presidents (the “Incentive Compensation Plan”). Under the Incentive Compensation Plan, executive officers who are subsidiary presidents are generally entitled to receive a bonus of up to a fixed percentage of each applicable subsidiary’s or subsidiaries’ pre-tax profit each year, subject to the attainment of operating profit, new orders, and cash flow targets and personal performance targets that are developed by the Chief Executive Officer and Chief Operating Officer and submitted to the Committee for its approval, plus such additional amounts, if any, as the Committee may from time to time determine. The incentive compensation for the Chief Financial Officer is subject to attainment of certain corporate goals and personal performance targets that are developed by the Chief Executive Officer and Chief Operating Officer and submitted to the Committee for its approval. The employment agreements of the Chief Executive Officer and Chief Operating Officer, provide for annual incentive compensation (not to exceed base salary for such fiscal year) based on the pre-tax profit of the Company, plus such additional amounts, if any, as the Committee may from time to time determine.

Long Term Incentives. The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plan. The grant of stock options aligns the executive’s interests with those of the Company’s stockholders by providing the executive with an opportunity to share in the appreciation of the value of the Company’s Common Stock. In fiscal 2006, options to purchase an aggregate of 125,000 shares of the Company’s Common Stock were granted to the Company’s four named executive officers, other than the Chief Executive Officer.

CEO’s Compensation. Pursuant to Mr. Kornberg’s employment agreement referred to in Note (1) to the Summary Compensation Table in “Executive Compensation,” Mr. Kornberg received a base salary of $575,000 for fiscal 2006. Under his agreement, Mr. Kornberg is entitled to receive a bonus, not to exceed his base salary, of 3.5% of the Company’s pre-tax income, plus such additional amounts, if any, as the Board of Directors may determine. As in prior years, the Board of Directors has authorized the Committee to act on its behalf in regards to Mr. Kornberg’s contract.

In considering the bonus to be awarded to Mr. Kornberg, the Committee took into account, among other matters, the Company’s record net sales of $391,511,000 in fiscal 2006 (an increase of 27% over the previous record achieved in fiscal 2005), its record diluted earnings per share of $1.72 (an increase of 21% over the previous record achieved in fiscal 2005), other corporate performance measures and leadership achievements. Based on these considerations, the Committee approved a bonus of $2,597,219, based generally on the 3.5% of pre-tax profits formula in Mr. Kornberg’s contract without regard to the contractual limitation and which reflects the calculation of pre-tax profits before payment of bonus on a basis consistent with the manner of calculating profits in the employment agreement with Mr. Kornberg. In addition, Mr. Kornberg was awarded options to purchase an aggregate of 105,000 shares of the Company’s Common Stock.

Deductibility of Compensation. In fiscal 2006, all stock options granted by the Committee were nonqualified stock options. The exercise of nonqualified stock options results in a tax deduction to the Company based upon the value realized by the grantee. Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits the Company’s tax deductions to $1 million per year for compensation paid to each person who is, at the end of the fiscal year, the Chief Executive Officer or one of the four other most highly compensated officers listed in the Summary Compensation Table. Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” A portion of the compensation paid to certain executive officers for fiscal 2006 was subject to the limitation on tax deductibility under Section 162(m).

In order to enhance our ability to structure compensation arrangements so that amounts earned will be tax deductible, the Committee and Board are recommending to stockholders that they approve the amendment and restatement of the 2000 Stock Incentive Plan, which will authorize grants of cash incentive awards that will constitute performance-based compensation under Section 162(m) for fiscal 2007 and later years.

The Committee retains authority and discretion to authorize compensation that may be non-deductible, and may do so in circumstances in which it concludes that payment of such compensation serves to enhance the Company’s ability to attract and retain executives and therefore is in the best interests of Comtech and its stockholders.

The Executive Compensation Committee

George Bugliarello, Chairman
Edwin Kantor
Gerard R. Nocita

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report. The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filings.

The Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its responsibilities:

•	The Committee reviewed and discussed the audited financial statements contained in the 2006 Annual Report on SEC Form 10-K with the Company’s management and with KPMG.

•	The Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

•

The Committee received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG its independence from the Company and its management.

In reliance on the reviews and discussions noted above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended July 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee

Gerard R. Nocita, Chairman
George Bugliarello
Ira Kaplan

STOCK COMPARISON GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG COMTECH TELECOMMUNICATIONS CORP., THE S & P 500 INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

* $100 invested on 7/31/01 in stock or index-including reinvestment of dividends.
Fiscal year ending July 31.

	Cumulative Total Return

	7/01	7/02	7/03	7/04	7/05	7/06

COMTECH TELECOMMUNICATIONS CORP.	100.00	64.12	186.29	205.15	546.65	429.28
S & P 500	100.00	76.37	84.50	95.63	109.07	114.94
NASDAQ TELECOMMUNICATIONS	100.00	52.85	74.63	98.13	106.46	110.38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases a facility in Melville, New York from a partnership controlled by the Company’s Chairman and Chief Executive Officer. The lease, as amended, provides for the Company’s use of the premises as they now exist for a term of ten years through December 2011. The Company has a right of first refusal in the event of a sale of the facility. The annual rental under the lease (approximately $544,000 in fiscal 2006) is subject to adjustments. In addition, the Company subleases 1,150 square feet of the Melville, New York facility to a company principally owned by the son of the Company’s Chairman and Chief Executive Officer. The sublease commenced in August 2005 and expires in December 2011. The annual rental under the sublease of $12,000 is subject to adjustment.

Mr. McCollum’s brother, Richard McCollum, is employed by the Company as a test technician and his aggregate compensation for fiscal 2006 of $64,597 was comparable with other Company employees in similar positions.

Richard L. Goldberg, a director, is a Partner in the law firm of Proskauer Rose LLP, which renders legal services to the Company.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If other matters do come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, telephone, telegram, and personally by directors, officers and other employees of the Company. The cost of soliciting proxies will be borne by the Company. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning November 25, 2006 at the Company's headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such reports that they file. Based solely on a review of such reports and written representations of the Company’s directors and executive officers, the Company is not aware that any such person failed to timely file such reports, except that Dr. Bugliarello inadvertently filed a late Form 4 with respect to a single transaction that occurred on September 26, 2003.

PROPOSAL NO. 1 - ELECTION OF DIRECTOR

The Company’s Board of Directors is divided into three classes. Members of the Board are elected for three-year terms, with the term of office of one class expiring at each Annual Meeting of Comtech’s stockholders. Mr. Goldberg and Dr. Bugliarello are in the class whose term of office expires in 2006, Mr. Kornberg and Mr. Kantor are in the class whose term of office expires in 2007 and Mr. Nocita and Mr. Kaplan are in the class whose term of office expires in 2008.

On September 19, 2006, Dr. Bugliarello notified the Company that he would not stand for reelection as a director of the Company. Effective with Dr. Bugliarello’s retirement, the Board of Directors has resolved to fix the number of directors at five. While the Board of Directors has no reason to believe that Mr. Goldberg will not be available as a candidate for election, should such a situation arise, the enclosed proxy may be voted for the election of another nominee in the discretion of the persons acting pursuant to the proxy.

Certain information concerning the director who is being nominated for reelection at the meeting, the incumbent directors whose terms of office continue after the meeting and executive officers of the Company is set forth below.

NOMINEE FOR ELECTION AT THE ANNUAL MEETING

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Richard L. Goldberg (1)	Partner, Proskauer Rose LLP, and Independent Business Advisor	70	3 years	1983

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL
MEETING AND EXECUTIVE OFFICERS

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Fred Kornberg (1)	Chairman, Chief Executive Officer and President of the Company	70	1 year	1971
Edwin Kantor (1)(3)(4)	Chairman, BK Financial Services LLC	74	1 year	2001

Ira Kaplan (2)(4)	Private Investor	70	2 years	2002

Gerard R. Nocita (2)(3)(4)	Private Investor	70	2 years	1993

Robert G. Rouse	Executive Vice President and Chief Operating Officer of the Company	42	—	—
Michael D. Porcelain	Senior Vice President and Chief Financial Officer of the Company	37	—	—
Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	65	—	—
Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	57	—	—
Daniel S. Wood	President of Comtech Mobile Datacom Corporation	48	—	—

(1)	Member of Executive Committee

(2)	Member of Audit Committee

(3)	Member of Executive Compensation Committee

(4)	Member of Nominating Committee

Mr. Goldberg has been a director of the Company since 1983. He has been a partner since 1990 in the law firm of Proskauer Rose LLP, which renders legal services to the Company. Prior to 1990, Mr. Goldberg was a partner since 1966 in the firm Botein Hays & Sklar. Since November 2004, Mr. Goldberg has also been an independent business advisor.

Mr. Kornberg has been Chief Executive Officer and President of the Company since 1976. Prior to that, he was the Executive Vice President of the Company from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Mr. Kantor has been a director of the Company since 2001. He has been Chairman of BK Financial Services LLC since 2002. Previously he served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001. He was Vice Chairman of Barington Capital Group from 1993 to 1999. Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm’s Vice Chairman.

Mr. Kaplan has been a director of the Company since 2002. He is a private investor. Prior to his retirement in 2001, Mr. Kaplan held several executive positions at EDO Corporation for over 40 years, most recently as Executive Vice President and Chief Operating Officer from 2000 to 2001. EDO Corporation is a supplier of military and commercial products and services.

Mr. Nocita has been a director of the Company since 1993. He is a private investor. He was Treasurer of the Incorporated Village of Patchogue from 1993 to 1996. He was affiliated with the Company from its inception in 1967 until 1993.

Mr. Rouse has been Executive Vice President of the Company since September 2004 and was previously Senior Vice President of the Company from 2001 to September 2004. He has been Chief Operating Officer of the Company since March 2006 and had been Chief Financial Officer of the Company from 2001 to March 2006. Mr. Rouse was previously employed by KPMG LLP in various capacities for 15 years, including as a partner in the firm’s assurance practice from 1998 to 2001.

Mr. Porcelain has been Senior Vice President of the Company and Chief Financial Officer since March 2006 and was previously Vice President of Finance and Internal Audit of the Company from 2002 to March 2006. Prior to joining the Company, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Mr. Burt has been Senior Vice President of the Company since 1998 and had been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984. Mr. Burt first joined Comtech in 1979.

Mr. McCollum has been Senior Vice President of the Company since 2000 and had been a Vice President since 1996. He founded Comtech Communications Corp. in 1994 and had been its President since its formation. In July 2000, the Company combined Comtech Communications Corp. with Comtech EF Data Corp., and appointed Mr. McCollum President of the combined entities.

Mr. Wood has been President of Comtech Mobile Datacom Corp. since April 2005. He was hired in October 2004 in anticipation of his predecessor’s retirement and served as Executive Vice President of Operations of Comtech Mobile Datacom Corp. until his promotion to President. Previously, Mr. Wood was employed at EDO Corporation for 15 years, where he held senior management positions, including Group Director, Finance, for EDO’s Systems and Analysis Group, and Director Contracts and Finance, for EDO’s Combat Systems Division.

The Board of Directors recommends a vote FOR the election of
Richard L. Goldberg to the Board of Directors.

PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN AND RE-APPROVAL OF PERFORMANCE GOALS

The Company’s stockholders are being asked to approve an amendment to the Comtech Telecommunications Corp. 2000 Stock Incentive Plan (the “Plan”). The amendment is intended to permit the Company to claim tax deductions for cash incentive awards earned and paid under the Plan without limitation under Section 162(m) of the Internal Revenue Code (the “Code”). The proposed amendment will not increase the number of shares available for options and other equity awards under the Plan.

On October 9, 2006, the Company’s Board of Directors unanimously approved the amendment and restatement of the Plan, subject to stockholder approval. The amendment will broaden the authority to grant performance-based awards under the Plan so that cash-based incentive awards can qualify as “performance-based” compensation under Code Section 162(m). Section 162(m) limits the deductions a publicly held company can claim each year for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the company’s proxy statement). “Performance-based” compensation is not counted against the $1 million deductibility cap.

The Board of Directors and the Executive Compensation Committee (the “Committee”) believe that attracting and retaining executives and other key employees of high quality is essential to the Company’s growth and success. Important advantages to the Company are gained by a comprehensive compensation program which may include different types of incentives for motivating employees of the Company and rewards for outstanding service. By providing for competitive levels of incentive compensation that is fully tax deductible by the Company, the amended Plan will help the Company to attract and retain talented individuals to lead and manage its business. In addition, awards that may be earned by achieving performance goals can provide an increased incentive for the recipient to expend his or her maximum efforts for the success of the Company’s business.

The Board and the Committee also intend that the Company’s ability to claim tax deductions for compensation paid should be preserved to the extent practicable. Therefore, the Company is seeking stockholder approval of the material terms of incentive and performance awards to named executives under the Plan, in order to meet a key requirement for such awards to qualify as “performance-based” compensation under Section 162(m) of the Code. If the amendment is approved by stockholders, certain incentive awards granted under the Plan to specified executives will be payable only upon achievement of pre-established performance goals, subject to such additional requirements and terms as the Committee may establish. For example, annual cash incentive awards granted under the Plan may be earned by achievement of a specified level of pre-tax earnings for the year. The Board and Committee believe that such incentive awards have and will continue to provide strong motivation to executives to achieve performance objectives set by the Committee, and thereby place strong emphasis on the building of value for all stockholders.

For purposes of Section 162(m), stockholders also are being asked to re-approve the general business criteria upon which performance objectives for performance awards, including equity-based awards and cash incentive awards, are based. See “Performance Goals” below. Because stockholder approval of general business criteria, without specific targeted levels of performance, qualifies performance and incentive awards under Section 162(m) for a period of five years, re-approval of such business criteria will meet the requirements under Section 162(m) until the Company’s annual meeting following fiscal 2011.

If the stockholders do not approve the amendment and re-approve the performance goals, the Plan will continue to be available and the Company will be able to grant performance awards, but such awards (other than stock option and stock appreciation rights) will not qualify as performance-based compensation under Section 162(m). Stockholder approval of the performance goal inherent in stock options and stock appreciation rights (increases in the market price of stock) is not subject to a time limit under Section 162(m).

Description of the 2000 Stock Incentive Plan, As Proposed To Be Amended

The following is a description of the 2000 Stock Incentive Plan, as proposed to be amended and restated. As a summary, it is qualified in its entirety by reference to the Amended and Restated Plan. A copy of the Plan (as Amended and Restated) may be obtained from the Secretary at the Corporate Offices, 68 South Service Road, Suite 230, Melville, New York 11747.

Administration

The Plan is administered and interpreted by a committee or subcommittee of the Board appointed from time to time by the Board (the “Committee”), consisting of two or more non-employee directors, each of whom is intended to be a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an outside director as defined under Code Section 162(m). Currently, the Executive Compensation Committee serves as the Committee for the Plan. With respect to stock option grants to non-employee directors, the Plan is administered by the Board of Directors and all references to the Committee are deemed to refer to the Board of Directors for this purpose.

The Committee has the full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of Common Stock to be covered by each award and to make all other determinations in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

The terms and conditions of individual awards are set forth in written agreements which are consistent with the terms of the Plan. Equity awards under the Plan may not be made on or after October 19, 2009, the tenth anniversary of the adoption of the Plan, but awards granted prior to such date may extend beyond that date. Under the amendment, grants of cash incentive awards will be authorized until the fifth anniversary of the latest date upon which stockholders approved the proposed amendment to authorize cash-based incentive awards (even if this date extends past the date at which other awards may be granted under the Plan).

Eligibility and Types of Awards

All employees and consultants of the Company and its affiliates (1,228 employees and consultants as of July 31, 2006) including prospective employees and consultants, are eligible to be granted under the Plan nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units, other stock-based awards and awards providing benefits similar to those listed above which are designed to meet the requirements of non-U.S. jurisdictions.

The amendment would add cash-based incentive awards to the types of awards that may be granted. In addition, employees of the Company and its affiliates that qualify as subsidiaries or parent corporations (within the meaning of Section 424 of the Code) are eligible to be granted incentive stock options (“ISOs”) under the Plan. Non-employee directors of the Company are eligible to receive nondiscretionary grants of nonqualified stock options.

Available Shares and Per-Person Limits

As stated above, the proposed amendment would not change the number of shares of Common Stock reserved and available under the Plan. The aggregate number of shares of Common Stock which may be issued or used for reference purposes under the Plan or with respect to which awards may be granted may not exceed 5,737,500 shares of Common Stock plus shares of Common Stock relating to outstanding awards that were previously granted under predecessor option plans (the “Prior Option Plans”) and which were previously transferred to the Plan, for a total share limit of 7,724,103 shares of Common Stock. The terms applicable to the Prior Option Plans’ awards in effect prior to the Plan’s assumption of these awards continue to apply.

As of October 6, 2006, 3,383,657 options were outstanding, no shares of restricted stock were outstanding, and 1,070,626 shares remained available for future grants.

The maximum number of shares of Common Stock with respect to which any option, stock appreciation right or award of performance shares or award of restricted stock for which the grant of such award or lapse of the relevant restriction period is subject to attainment of pre-established performance goals (in accordance with Code Section 162 (m)) which may be granted under the Plan during any fiscal year of the Company to any individual is 225,000 shares per type of award, provided that the maximum number of shares of Common Stock for all types of awards does not exceed 225,000 during any fiscal year. To the extent that shares of Common Stock for which awards are permitted to be granted to an individual during a fiscal year are not covered by an award in a fiscal year, the number of shares of Common Stock available for awards to such individual will automatically increase in subsequent fiscal years until used.

For awards denominated in cash, including cash incentive awards, the amendment contains an annual per person limit, as required for compliance with Code Section 162(m). Under the amendment, a participant may potentially earn cash incentive awards up to his or her “annual limit” in any fiscal year. The annual limit for each individual is $4.0 million plus the amount of the participant’s unused annual limit as of the close of the previous fiscal year. A participant uses up his or her annual limit in a given year based on the maximum potential amount of the incentive award authorized by the Committee, even if the actual amount earned is less than the maximum. Performance units, a form of cash-based award previously authorized under the Plan, are subject to a separate $100,000 annual limit plus the amount of the participant’s unused annual limit as of the close of the previous fiscal year.

The aggregate number of shares of Common Stock available under the Plan, the maximum number of shares that may be granted, the number of shares underlying option grants and to which other awards relate, exercise prices, performance conditions tied to share price, and other award terms are subject to appropriate adjustment by the Committee in the event of changes in the Company’s capital structure or business by reason of certain corporate transactions or events, including stock splits, spinoffs, extraordinary dividends, and other equity restructurings.

On October 6, 2006, the closing price of the Company’s Common Stock on the NASDAQ Stock Market LLC exchange was $34.87 per share.

Awards Under the Plan

Stock Options. The Committee may grant nonqualified stock options and ISOs to purchase shares of Common Stock. The Committee determines the number of shares of Common Stock subject to each option, the term of each option (up to ten 10 years), the exercise price, the vesting schedule (if any), and the other material terms of each option. No ISO or nonqualified stock option which is intended to be performance based for purposes of Code Section 162(m) may have an exercise price less than the fair market value of the Common Stock at the time of grant. Any option with an exercise price that is less than the fair market value of the Common Stock at the time of grant is intended to be structured to comply with Code Section 409A (relating to deferred compensation).

Options are exercisable at such times and subject to such terms and conditions as determined by the Committee at grant, and the exercisability of such options may be accelerated by the Committee in its sole discretion (except as limited under Section 409A). Payment of an option’s exercise price may be made: (i) in cash or by check, bank draft or money order, (ii) to the extent allowable by law, through a broker-assisted “cashless exercise” procedure, or (iii) on such other terms and conditions as may be acceptable to the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) either with a stock option which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”) or independent of a stock option (“Non-Tandem SARs”). An SAR is a right to receive a payment either in cash or common stock, as the Committee may determine, equal in value to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share covered by an SAR is the exercise price per share of the related option in the case of a Tandem SAR and is the fair market value of the Common Stock on the date of grant in the case of a Non-Tandem SAR.

Restricted Stock. The Committee may award “restricted” shares of Common Stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Committee may determine at grant that the payment of dividends, if any, shall be deferred until the expiration of the applicable restriction period. Recipients of restricted stock are required to enter into a restricted stock agreement with the Company which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse.

Cash Incentive Awards, Performance Units and Performance Shares. The Committee may grant performance shares entitling recipients to receive a fixed number of shares of Common Stock or the cash equivalent thereof, as determined by the Committee in its sole discretion, upon the attainment of performance goals established by the Committee during a performance period specified by the Committee. The Committee may grant performance units or cash incentive awards entitling recipients to receive a value payable in cash or, in the case of performance units, shares of Common Stock, as determined by the Committee, upon the attainment of performance goals established by the Committee for a specified performance cycle. The Committee may subject such grants of cash incentive awards, performance units and performance shares to vesting and forfeiture conditions as it deems appropriate.

Other Stock-Based Awards. The Committee may grant awards of Common Stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock and may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, restricted stock, performance shares or performance units. Other stock-based awards may include awards in the nature of restricted stock units, each representing a right to receive a share of stock at a future date upon satisfaction of vesting and other conditions as may be specified by the Committee.

The Committee also determines the purchase price to be paid, if any, by a recipient to purchase other stock-based awards (including, without limitation, shares of Common Stock). The purchase of shares of Common Stock or other stock-based awards may be made on either an after-tax or pre-tax basis, as determined by the Committee; provided, however, that if the purchase is made on a pre-tax basis, such purchase will be made pursuant to a deferred compensation program established by the Committee, which will be deemed to be part of the Plan.

Performance Goals

If the grant of an award, the lapse of a relevant restriction, or the earning or vesting of an award or right to exercise an award, including cash incentive awards as authorized by the amendment, is to be based on the attainment of objective performance goals, the Committee shall establish the performance goals, formulae or standards and the amount of the award to become earned or vested applicable to each recipient while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. Code Section 162(m) requires that performance awards be based upon objective performance measures.

Such performance goals will be based on one or more of the following criteria (“Performance Criteria”): (i) revenues; (ii) income before income taxes and extraordinary items, net income, income before income tax and stock based compensation expense, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (iii) operational cash flow; (iv) level of, reduction of, or other specified objectives with regard to the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders’ equity; (viii) economic value added targets; (ix) fair market value of the shares of Common Stock; and (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends. In addition, such performance goals may be based upon the attainment of specified levels of Company (or a subsidiary, division or other operational unit of the Company) performance under one or more of the measures described relative to the performance of other corporations. To the extent permitted under the Code, the Committee may: (i) designate additional business criteria on which the performance goals may be based; (ii) retain discretion to consider other types of performance or other circumstances, as an exercise of “negative discretion,” so long as one or more of the objective Performance Criteria has been achieved, and (iii) adjust or modify the Performance Criteria, including by specifying that particular items of income or expense will be included or excluded from the Performance Criteria.

Change in Control

Unless determined otherwise by the Committee at the time of grant, and except to the extent provided in the applicable award agreement, the recipient’s employment agreement or other agreement approved by the Committee, accelerated vesting or lapsing of restrictions of equity awards will occur upon a change in control of the Company (as defined in the Plan). Upon a change in control of the Company, options granted to non-employee directors would be subject to the rules described below.

Non-Employee Director Stock Option Grants

The Plan authorizes the automatic grant of nonqualified stock options to each non-employee director, without further action by the Board or the stockholders, as follows: (i) options to purchase 4,500 shares of Common Stock are to be granted to each non-employee director as of the date he or she begins service as a non-employee director on the Board; and (ii) options to purchase 12,500 shares of Common Stock commencing on August 1, 2005 are to be granted to each non-employee director as of each August 1, provided that the non-employee director has served as a director for at least 6 months. The exercise price per share of such options is the fair market value of the Common Stock at the time of grant. The term of each such option is five years. Options granted to non-employee directors are to vest and become exercisable at the rate of 25% effective on the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date, provided that the option may be vested only during the continuance of his or her service as a director of the Company. All options granted to non-employee directors and not previously exercisable will become fully exercisable upon death and immediately upon a change in control of the Company (as defined in the Plan).

Amendment and Termination

The Board or Committee may at any time, amend any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise. However, no amendment may be made without the approval of the Company’s stockholders in accordance with the laws of the State of Delaware, to the extent required under Section 162(m) of the Code or, to the extent applicable to ISOs, Section 422 of the Code, which would: (i) increase the aggregate number of shares of Common Stock that may be issued; (ii) increase the maximum individual participant share limitations for a fiscal year; (iii) change the classification of employees or consultants eligible to receive awards; (iv) decrease the minimum exercise price of any stock option or SAR; (v) extend the maximum option term; (vi) materially alter the Performance Criteria; or (vii) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to ISOs, Section 422 of the Code. Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2000 Plan or broaden eligibility. Outstanding options may not be modified to reduce the exercise price nor may a new option at a lower exercise price be substituted for a surrendered option (as in a “repricing” transaction), other than with respect to customary adjustments to reflect corporate transactions, changes in the Company’s capital structure or other equity restructurings, unless such action is approved by the Company’s stockholders.

Vesting, Forfeitures, and Acceleration. The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Other Terms of Awards. Certain awards may be settled in cash, stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Plan. The Committee may condition distributions under awards on the payment of taxes such as by withholding a portion of the stock or other property to be distributed (or receipt of previously acquired stock or other property surrendered by the participant) in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except the Committee may permit transfers not for value for estate-planning purposes.

Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise of a stock option), except to the extent required by law. Any outstanding option may not be modified to reduce the exercise price of such option, nor may a new option at lower exercise price be substituted for a surrendered option (other than with respect to customary adjustments to reflect corporate transactions or changes in the Company’s capital structure) unless such action is approved by the Company’s stockholders.

The Company may grant cash or equity awards apart from the Plan, subject to any applicable regulatory restrictions. Thus, the Plan is not the exclusive means by which cash and equity awards may be granted. The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), nor is it a qualified plan under Section 401(a) of the Code.

Certain Federal Income Tax Consequences Relating to the Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2000 Plan taxable under U.S. income tax laws:

Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. The Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares. Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will have terms under the Plan that meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award in the nature of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and the Company normally will be entitled to claim a tax deduction at that time. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below.

A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant later forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant. Some options and SARs may be subject to Code Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR over an extended period. If the distribution and other award terms meet Section 409A’s requirements, the participant would realize ordinary income at the time of distribution rather than exercise, with the amount of ordinary income equal to the distribution date value of the shares or cash less any exercise price actually paid. The Company would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Plan, (i) options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, (ii) incentive and performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and (iii) certain other awards that are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, may not be deductible by the Company as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Section 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the Amendment to the Plan

Awards under the Plan will be granted in the discretion of the Committee. Except as described below, the recipients and other terms of future award grants cannot be determined at this time. Information regarding our recent practices with respect to cash incentive awards and equity awards under our current programs is presented in the “Summary Compensation Table” and the “Executive Compensation Committee Report” above in this Proxy Statement.

The Committee has authorized cash incentive awards to executive officers under the Plan, subject to stockholder approval of the amendment, in order that those awards can qualify for full tax deductibility if they are earned and paid out. These annual incentive awards are based on a percentage of the Company’s or designated subsidiaries’ fiscal 2007 pre-tax profit, adjusted for certain items.

The Committee has designated Fred Kornberg, Robert G. Rouse and Robert L. McCollum as the participants eligible to receive cash incentive awards under the Plan for fiscal 2007. The following table sets forth the dollar value of these fiscal 2007 annual incentive awards on a pro forma basis, based on the corresponding performance achieved in fiscal 2006:

New Plan Benefits Table
2000 Stock Incentive Plan, as Proposed to be Amended

Name and Position	Dollar Value of Annual Incentive for Fiscal 2007 (pro forma)

Fred Kornberg Chairman, Chief Executive Officer	$2,187,533

Robert G. Rouse Executive Vice President, Chief Operating Officer	819,903

Robert L. McCollum Senior Vice President, President of Comtech EF Data Corp.	1,257,451

All participating executive officers as a group (3 in number)	$4,264,887

Under the terms of their employment agreements, Mr. Kornberg and Mr. Rouse are entitled to receive a bonus each year based on specified percentages of pre-tax income of the Company, up to an amount equal to their respective base salaries, with bonus amounts, if any, in excess of that level payable at the discretion of the Board of Directors. These non-discretionary bonuses remain in effect and, for fiscal 2007, will not be paid under the Plan. Accordingly, to the extent the non-discretionary bonus and the other non-performance based compensation paid to the executive exceeds $1 million, such amounts will be subject to the limitation on tax deductibility under Section 162(m) of the Code.

The annual incentive award for Mr. McCollum is also subject to the achievement of performance measures relating to operating profit, new orders, cash flow and certain personal goals.

Vote Required For Approval

Approval of the amendment to the Plan and re-approval of the material terms of the performance goals under the Plan will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter.

In the event stockholders do not approve the proposed amendment and re-approval of the material terms of the performance goals under the Plan, cash incentive awards, including those authorized for fiscal 2007, will not be paid out under the Plan.

The Board of Directors recommends a vote FOR approval of the amendment to the Company’s 2000 Stock Incentive Plan and re-approval of the material terms of the performance goals under the Plan.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG as the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to ratification by the stockholders. If the stockholders do not ratify such selection, it will be reconsidered by the Board. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of KPMG are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for the current fiscal year.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company for the fiscal year ended July 31, 2005 and fees billed to or payable by the Company for the fiscal year ended July 31, 2006 by KPMG for professional services rendered:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees

Audit fees (1)	$980,000	$961,000
Audit-related fees (2)	30,000	30,000
Tax fees (3)	121,000	202,000

Total Fees	$1,131,000	$1,193,000

(1)

Audit fees consists of fees for assurance and related services that are reasonably related to the performance of the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees include fees related to the audit of the Company’s report on internal control over financial reporting.

(2)

Audit-related fees consists of fees for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements that are not reported under “Audit Fees,” including the audit of the Company’s 401(k) plan.

(3)	Tax fees consists of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval Policies

Our Audit Committee has determined not to adopt any blanket pre-approval policies. Instead, the Committee will review each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

The Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as the Company’s independent registered public accounting firm.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far is known to the Board of Directors, no matters are to be brought before the meeting, except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2007 Annual Meeting included in the Company’s proxy statement must submit such proposal at the principal offices of the Company not later than July 4, 2007. It is suggested that any such proposals be submitted by certified mail, return receipt requested. Under the Company’s By-Laws, a stockholder nomination for election to the Board of Directors may not be made at the 2007 Annual Meeting unless notice (including all information that would be required in connection with such nomination under the Securities and Exchange Commission’s proxy rules if such nomination were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially by the person proposing to make such nomination is delivered in person or mailed to the Company and received by it not earlier than August 7, 2007 or later than September 6, 2007; provided, however, that such notice must be received not more than 90 days prior to the 2007 Annual Meeting or less than 60 days prior to the 2007 Annual Meeting if the 2007 Annual Meeting is not held within 30 days before or after the anniversary date of the 2006 Annual Meeting. Under the Securities and Exchange Commission’s proxy rules, proxies solicited by the Board of Directors for the 2007 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in the Company’s proxy statement if the Company does not receive notice of such proposal on or before September 17, 2007, unless the 2007 Annual Meeting is not held within 30 days before or after the anniversary date of the 2006 Annual Meeting.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stock holders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report, they may send their request to Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747

By Order of the Board of Directors,

Patrick O’Gara
Secretary

Date: November 1, 2006

The Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
will be held at 10:00 a.m. on December 5, 2006 at
68 South Service Road (Lower Level Auditorium), Melville, (Long Island), New York 11747

FROM KENNEDY AIRPORT

 JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER). TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135). TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495). TAKE LIE TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT

 GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN

 MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495). TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.). PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND

 TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT48 (ROUND SWAMP ROAD). TURN LEFT ONTO ROUND SWAMP ROAD. MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST. IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, New York 11747
TEL: (631) 962-7000 — FAX: (631) 962-7001
www.comtechtel.com

VOTE BY INTERNET - www.proxyvote.com
COMTECH TELECOMMUNICATIONS CORP. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Comtech Telecommunications Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Comtech Telecommunications Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CMTEL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROPOSAL 1.		Do Not
1.	Election of Director. Nominee: Richard L. Goldberg	For ☐	Withhold ☐	Use ☐

					For	Against	Abstain
PROPOSAL 2.
2.	Approval of amendment to the Company’s 2000 Stock Incentive Plan and re-approval of material terms of the performance goals used for performance awards.				☐	☐	☐
PROPOSAL 3.
3.	Ratification of selection of KPMG LLP as independent registered public accounting firm.				☐	☐	☐

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE:

Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.

December 5, 2006

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

          The undersigned hereby appoints Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the “Company”) to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on December 5, 2006, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(To be Signed on Reverse Side.)